EXHIBIT 10.29
GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement ("Agreement") is made by and between YRC Worldwide Inc., YRC Inc. ("YRC Freight") and any and all of their affiliates, subsidiaries, parents, predecessors, and successors (individually and collectively, "YRC" or "Company" or "Employer"), and Jeffrey A. Rogers ("Employee").

RECITALS
WHEREAS, YRC employed Employee as President of YRC Freight ("Employment"); WHEREAS, YRC has decided to terminate Employee's employment on September 20,
2013 (the "Termination Date");

WHEREAS, Employee and YRC wish to enter into this Agreement to resolve any and all existing and potential claims between the parties arising out of Employee's employment with and separation of employment with YRC.

NOW THEREFORE, in consideration of the promises and mutual covenants and undertakings in this Agreement, the receipt and sufficiency of which are hereby acknowledged, YRC and Employee agree as follows:

1.Employee's Release of Claims. Employee hereby agrees, on behalf of Employee and Employee's spouse, heirs, administrators, executors and assigns, to release and forever discharge YRC and its divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees and employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns (collectively, the "Released Parties"), from any and all suits, claims, demands, and causes of action of any nature or kind whatsoever, which Employee now has or ever had, up to the date of this Agreement (the "Release of Claims"). This Release of Claims includes, without limitation, any suits, claims, demands, or causes of action under federal, state or local laws, regulations, executive orders, common law or other source concerning civil rights, employment discrimination, employee benefits, wrongful discharge, breach of express or implied contract, promissory estoppel, defamation, emotional distress, whistleblower claims, tort, attorneys' fees or any claims which may have arisen in connection with Employee's employment with YRC or the cessation thereof. Without limiting the foregoing, the Release of Claims includes any claim Employee may have up to the date of this Agreement pursuant to the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq. and the Older Workers Benefit Protection Act.

Employee is not waiving any rights that cannot be waived by law. The Release of Claims does not preclude Employee from exercising Employee's rights or remedies under this Agreement. The Release of Claims does not limit Employee's right to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission, but it does waive Employee's right to receive any monetary awards against the Released Parties arising from such proceedings.

2.Older Workers Benefit Protection Act. Employee is hereby advised to consult with an attorney before executing this Agreement and has been given at least twenty-one (21) calendar days from the receipt of this Agreement to consider this Agreement before signing it; provided that in the event Employee signs and returns this Agreement before the end of the twenty-one (21)-day period, he acknowledges that the actual time he has taken for such contemplation/consideration purposes was adequate for all appropriate consultations, contemplations, etc. In no event shall such Release of Claims (and this Agreement) be returned to YRC later than twenty-one (21) days after Employee's Receipt Date (as defined below in Section 3(a)). The parties agree that this Agreement shall not become effective until seven (7) calendar days after Employee signs it. Employee may, within seven (7) calendar days after he signs this Agreement, revoke this Agreement in its entirety by written notice to YRC, in which case he will forfeit all rights and payments under this Agreement. Any revocation notice must be received by Executive Vice President and General Counsel, YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, KS 66211 within the seven (7)-calendar-day revocation period.

3.Severance Payment, Benefits and Other Matters.    In connection with the execution of this Agreement, the parties agree as follows:

a.Receipt of Agreement; Termination Date.    Employee acknowledges receipt of this Agreement on September 20, 2013 (the "Receipt Date") and acknowledges his separation from service with YRC on the Termination Date ( i.e., September 20, 2013).

b.Severance Payment. In consideration for Employee's obligations under this Agreement (including the Release of Claims under Section 1) and after Employee's seven
(7) calendar day revocation period has expired without Employee exercising his right to revoke this Agreement, for twelve (12) months following Employee's Termination Date (the "Severance Period"), Employee will be paid periodic installments totaling $485,000 gross, minus payroll deductions for (i) taxes and (ii) active-employee premiums for health insurance under Section 3(c), below (the "Severance Payments"). In the event of Employee's death following the commencement of payments, the remaining balance of payments, if any, will be paid in a single lump sum payment (minus appropriate withholdings) to Employee's estate as soon as practicable following his death. During the Severance Period, the installment payments will be determined and paid to the Employee at the same time and in the same manner as YRC normally makes payroll payments to employees. Employee also is eligible for outplacement services to be provided by YRC during the Severance Period (up to a value of $10,000).

c.Group Health Insurance Benefits and COBRA Eligibility.    During the Severance Period, Employee will also be entitled to receive (should he so timely and appropriately elect) the COBRA continuation coverage he would otherwise be entitled to, but available at the rate payable by active employees of YRC (rather than payable at the standard premium rate of up to 102% of cost established for COBRA continuation coverage) until the earliest of (i) the end of the Severance Period, (ii) the date Employee becomes entitled to employer-provided health plan coverage following new employment, regardless of whether or not Employee elects the such other employer-provided health plan coverage or (ii) the date as of which the applicable COBRA continuation of coverage period otherwise expires. Any continuation of coverage at the active employee rate under the preceding sentence will not extend, and will be counted against, the otherwise applicable duration of COBRA continuation coverage. If Employee elects to continue the COBRA continuation coverage for the period(s), if any, that remain(s) following the expiration of the coverage made available under this Agreement at the active employee rate, the required payment for such period(s) shall be at the standard COBRA rate established for COBRA eligible participants. Employee's payment of the premium for these benefits shall be on an after-tax basis. Employee also is required to notify YRC in writing of the availability of other employer-provided coverage. Employee's failure to provide this notice will result in a discontinuation of all future severance benefits pursuant to this Agreement (including Severance Payments, outplacement and health insurance benefits outlined in this Section 3). In all cases, the official plan document shall govern over any other verbal or written statement in regards to COBRA continuation and/or or conversion privileges, if any.
d.Other Benefits. Employee's participation as an active employee in YRC benefits, including pension, 401(k), core retirement, disability, perquisite, employee assistance, equity participation and other plans, shall cease upon the Termination Date. Except for the amount made available under Section 3(b), above, Employee acknowledges and agrees that he is not entitled to any severance pay or payment under or through any YRC plan, policy or program. YRC acknowledges and agrees that, following the Termination Date: (i) Employee's rights to retirement benefits, to the extent vested, under any YRC pension or 40l(k) plan shall be governed by the respective plan documents governing any such plan; and (ii) Employee's ability to remain covered any YRC medical/health plan shall be as required under the COBRA continuation of coverage requirements as more fully described in Section 3(c), above.

e.Equity Awards. Any stock options or units or shares of restricted stock granted to Employee will be governed by their respective stock option agreement, share unit agreement, or restricted stock agreement.

f.Adequate Consideration.    Employee acknowledges    and accepts the payments and other consideration under this Agreement, as full, final and complete satisfaction of any and all claims or sums, which are now and might hereafter become due and owing to Employee for services rendered by Employee to YRC and for Employee's Release of Claims. Employee understands and agrees that Employee is not entitled to Severance Payments or active employee- premium for health insurance benefits continuation, absent Employee's execution and non-revocation of this Agreement.

g.Tax Reporting. YRC shall report all income and deduct and withhold all federal, state, local, and employment taxes required by applicable law with respect to any payments and benefits made pursuant to the terms of this Agreement or otherwise as a resigning employee (e.g., PTO); and Employee shall be responsible for the payment of all applicable taxes on any payments and benefits made pursuant to the terms of this Agreement.

h.General Acknowledgement of Medicare Interests. Employee declares and expressly warrants that he/she is not Medicare eligible, that he/she is not a Medicare beneficiary, that he/she is not within thirty (30) months of becoming Medicare eligible; that he/she is not 65 years of age or older; that he/she is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he/she has not received Social Security benefits for twenty-four (24) months or longer; and/or that he/she has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial. Employee affirms, covenants, and warrants he/she has made no claim for illness or injury against, nor is he/she aware of any facts reporting any claim against, Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. As Employee is not a Medicare recipient as of the date of this Agreement, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of his/her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The parties made every effort to adequately protect Medicare's interest and incorporate such into the severance terms, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Employee's eligibility or entitlement to Medicare or Medicare payments, will not render this Agreement void or ineffective, or in anyway affect the finality of this Agreement. Employee represents and agrees that he/she will indemnify, defend and hold Employer harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown, arising from any and all charges for medical treatment Employee has received or will receive in the future. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks reimbursement or damages (including multiple damages) from Released Parties relating to Employee's alleged past or future medical expenses, injuries, or claims, Employee will defend and indemnify Released Parties, and hold Released Parties harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorneys' fees and costs sought by such entities. Employee agrees to waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

4.	Acknowledgments.

a.    Employee hereby warrants and acknowledges that: (i) Employee is of legal age and is legally competent to execute this Agreement; (ii) that Employee is executing this Agreement voluntarily and with full knowledge and understanding of its contents; (iii) Employee has been advised and is hereby advised by YRC that Employee should have an attorney of Employee's choice, and at Employee's expense, review this Agreement; (iv) Employee has been and is hereby advised by YRC that Employee has twenty-one (21) days from the receipt of this Agreement to determine whether to execute it; and (v) Employee has been advised by YRC that Employee may revoke this Agreement within seven (7) days following its execution and delivery to YRC by sending written notice to YRC's Executive Vice President and General Counsel as set forth in Section 2 above, whereupon it shall be null and void and Employee shall forfeit all rights and payments under this Agreement.

b.    Employee represents and certifies that all business records, papers and files of YRC that came into Employee's possession in the course of his/her employment will be left at YRC's offices or returned to YRC prior to Employee's Termination Date or as soon as is practicable thereafter, and that he/she will not retain copies of such records, papers or files. This representation is not intended to cover YRC documents relating solely to Employee's compensation and benefits while an employee of YRC.

5.Duty to Cooperate. Employee agrees to cooperate with YRC in connection with any litigation, investigation, audit, or other regulatory or administrative proceeding that is now pending or may arise and that involves matters arising during Employee's employment. In the event Employee is called upon to cooperate per this contingency, Employee acknowledges YRC's expectation that Employee would truthfully testify in any legal proceedings in which Employee may be a party or in which Employee may be called as a witness.

6.Agreement Confidentiality.    Employee shall not reveal or disclose the terms of this Agreement to any person, except to Employee's immediate family and to those necessary to effectuate the terms of this Agreement or to professionals rendering tax or legal advice, or as required by law, other than to state that the matter has been resolved to the mutual satisfaction of the parties.

7.	Restrictive Covenants.

(a)Acknowledgments. Employee acknowledges that: (i) as a result of Employee's employment by the Employer, Employee has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Affiliates (as defined below) at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, Employee should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company's and its Affiliates' business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company and its Affiliates will suffer substantial damage which will be difficult to compute if, during the Term or thereafter, Employee should solicit or interfere with the Company's and its Affiliates' employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Affiliates; (vii) the Employer would not have provided the benefits contemplated under this Agreement unless he agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Employee from other gainful employment, but instead will preclude only an unfair competitive advantage. "Competitive Business" as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company's (or its Affiliates') business. "Confidential Information" as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company and its Affiliates, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company and its Affiliates, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, equipment purchases, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company and its Affiliates; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company and its Affiliates; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Employee as confidential. For purposes of this Agreement, an "Affiliate" of an individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity ("Person") shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified.

(b)Confidentiality. In consideration of the benefits provided for in this Agreement, Employee agrees not to, at any time, either during the Severance Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) with the Company's express written consent, (ii) to the extent that any such information is in or becomes in the public domain other than as a result of Employee's breach of any of the obligations hereunder, or (iii) where required to be disclosed by court order, subpoena or other government process and in such event, Employee shall cooperate with the Employer in attempting to keep such information confidential. Upon the request of the Employer, Employee agrees to promptly deliver to the Employer the originals and all copies, in whatever medium, of all such Confidential Information in Employee's possession or control.

(c)Non-Compete. In consideration of the benefits provided for in this Agreement, Employee covenants and agrees that for a period of twelve (12) months following the conclusion of Employee's employment, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is the last to occur (the "Restricted Period"), Employee will not, as principal, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest of any kind in, or give advice or consultation to any Competitive Business.

(d)Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Employee covenants and agrees that during the Restricted Period, Employee shall not, without the prior written permission of the Company, directly or indirectly (i) solicit, employ or retain, or have or deliberately cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company or its Affiliates at the time of Employee's termination of employment or was or is providing such services within the twelve (12) month period before or after Employee's termination of employment or (ii) request, suggest or deliberately cause any employee of the Company or its Affiliates to breach or threaten to breach terms of said employee's agreements with the Company and its Affiliates or to terminate his or her employment with the Company and its Affiliates.

(e)Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Employee covenants and agrees that during the Restricted Period, Employee will not, as principal, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business, in competition with the Company and its Affiliates, from any person or entity who was an existing or prospective customer or client of the Company and its Affiliates at the time of, or at the time during the twelve (12) months preceding, Employee's termination of employment; or (ii) request, suggest or deliberately cause any of the Company's and its Affiliates' clients or customers to cancel, reduce, change the terms of or terminate any business relationship with the Company and its Affiliates involving services or activities which were directly or indirectly the responsibility of Employee during Employee's employment.

(f)Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called "discovery") related to training or marketing methods and techniques that Employee, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect or reduce to practice during the term of his employment, or within three (3) months thereafter, whether or not during regular business hours, and created, conceived or prepared on the Company's and its Affiliates' premises or otherwise and related to the Company's business, shall be the sole and complete property of the Company and its Affiliates. More particularly, and without limiting the foregoing, Employee agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts ((i)- (iv) collectively, "Intellectual Property Products") created, conceived or prepared on the Company's and its Affiliates' premises or otherwise, whether or not during normal business hours, and related in any way to the Employer's or the Company's business, shall perpetually and throughout the world be the exclusive property of the Company and its Affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Employee agrees that all works of authorship created by Employee during Employee's engagement by the Employer or the Company shall be works made for hire of which the Company and its Affiliates are the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Employee during Employee engagement by the Employer or the Company is not a work made for hire, Employee hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by Employee during Employee's engagement by the Employer or the Company, or within three (3) months thereafter, Employee hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Employee agrees to execute, immediately upon the Company's reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Employee is engaged by the Employer at the time such request is made, in order to permit the Company, their Affiliates and/or their respective assigns to protect, perfect, register, record, maintain or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Employee's employment with the Employer, and at any earlier time the Employer so requests, Employee will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Employer in Employee's possession or under Employee's control.

(g)Non-Disparagement. Employee acknowledges and agrees that Employee will not defame or publicly criticize the services, business, prospects, quality, integrity, veracity or personal or professional reputation of the Company and/or its Affiliates and their respective officers, directors, partners, executives, employees or agents thereof in either a professional or personal manner at any time.

(h)Enforcement. If Employee commits a breach of any of the provisions of this Section 7, the Employer shall have the right and remedy to seek to have the provisions specifically enforced by any court having jurisdiction (without the posting of any bond or security), it being acknowledged and agreed by Employee that the services being rendered hereunder to the Employer are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer at law or in equity.

(i)Blue Pencil. If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Employee, the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(j)EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS SECTION 7 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EMPLOYEE CONSIDERED NECESSARY AND THAT EMPLOYEE UNDERSTANDS THIS AGREEMENT'S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

8.Non-Admission of Liability. Employee and YRC agree that nothing contained within this Agreement shall be construed or interpreted as an admission by either party of any liability of whatsoever nature, including but not limited to, any violation of any law.

9.Materiality of All Conditions and Obligations, Recovery of Payments. Employee understands and agrees that all of the conditions of this Agreement applicable to Employee and all of his obligations under this Agreement are material and that the non-occurrence of any such condition or the breach of any such obligation by Employee shall result in YRC being entitled to terminate its obligations under this Agreement and assert any and all rights it may have in law or in equity, including the right to seek and obtain, in any court or competent jurisdiction, an injunction to restrain such breach or alleged breach. In addition, YRC shall be entitled to recover any payments made under this Agreement, and shall have the right to seek damages at law, attorneys' fees and costs.

10.Modification of Agreement. Except as provided herein, this Agreement may be modified or amended only by a written instrument signed by Employee and YRC Worldwide Inc.

11.Non-Assignment. Employee warrants and represents that, prior to and including the date he/she executes this Agreement, no claim, demand, cause of action or obligation which is the subject of this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in said claims, demands, causes of action or obligation, and that Employee has the sole right to execute this Agreement.

12.Severability. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

14.Entire Agreement.    Other than the separate Indemnification Agreement, the validity and enforceability of which is unaffected by this Agreement, this Agreement constitutes the entire agreement between the parties and, except as specifically provided in Section 7, supersedes all prior agreements pertaining to the subject matter contained herein. By signing this Agreement, Employee acknowledges that no promise or inducement has been offered to Employee to enter into this Agreement, except as expressly set forth herein. Employee further acknowledges that this Agreement is executed without reliance upon any statement or representation by YRC except as expressly set forth herein.

15.IRC Section 409A Compliance. To the extent applicable, this Agreement shall be applied and construed so as to comply with the requirements for an exemption from the requirements of IRC Section 409A or, if so determined by YRC, to satisfy any applicable IRC Section 409A requirements.

16.Governing Law; Venue. This Agreement shall be construed and interpreted under the laws of the State of Kansas. Any controversy, dispute, or claim arising out of or relating to this Agreement shall be resolved through binding arbitration in Kansas, in accordance with the rules then in effect of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, YRC and Employee agree as set forth above:

YRC WORLDWIDE INC.		JEFFREY A. ROGERS
By:	/s/ James L. Welch	Employee:	/s/ Jeffrey A. Rogers
Title:	CEO
Date:	9/23/13	Date:	9/22/13